EXHIBIT 16.1

MaloneBailey, LLP

9801 Westheimer, Suite 1100

Houston, Texas 77042

January 4, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of Tianhe Union Holdings Limited (fka: Lissome Trade Corp.) for the event that occurred on December 20, 2015, and we agree with the statements concerning our firm contained therein.

Very truly yours,

/s/ MaloneBailey, LLP

www.malone-bailey.com